EXHIBIT 4.3


                        AMENDMENT TO RIGHTS AGREEMENT

                    Amendment (the "Amendment"), dated as of June 27, 1996, to the Rights Agreement, dated as of July 31, 1992 (the "Rights Agreement"), between Concurrent Computer Corporation, a Delaware corporation (the "Company"), and The First National Bank of Boston, a national banking association (the "Rights Agent").

                                  WITNESSETH

                    WHEREAS, no Distribution Date (as defined in
          Section 3(a) of the Rights Agreement) has occurred as of the date of this Amendment;

                    WHEREAS, the Company and Harris Computer
          Systems Corporation ("Harris") have entered into a Purchase and Sale Agreement dated March 26, 1996, as amended and restated May 23, 1996 (the "Purchase and Sale Agreement"), pursuant to which Harris shall receive shares of capital stock of the Company as consideration for the transactions contemplated therein;

                    WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to provide that the consummation of the transactions contemplated by the Purchase and Sale Agreement shall not cause Harris or its subsidiaries or affiliates to be deemed Beneficial Owners of such shares for purposes of being an "Acquiring Person" and the consequent exercisability of the Rights;

                    WHEREAS, Section 26 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement; and

                    WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment and directed that the proper officers take all appropriate steps to execute and put into effect this Amendment.

                    NOW, THEREFORE, the parties hereby agree as follows:

                    1.   Section 1(a) of the Rights Agreement is
          hereby amended by deleting the word "and" between clause
          (A) and clause (B) in the second sentence and is further amended by inserting the following clause (C) after the last word of the second sentence of Section 1(a) and before the period at the end of such sentence:

                    "; and (C) neither Harris Computer
                    Systems Corporation ("Harris") nor
                    any Subsidiary of Harris shall be
                    deemed to be an Acquiring Person by
                    virtue of the fact that Harris is the
                    Beneficial Owner of Voting Capital
                    Stock as a result of the consummation
                    of the transactions contemplated by
                    the Purchase and Sale Agreement,
                    between Harris and the Company, dated
                    March 26, 1996, as amended May 23,
                    1996."

               2. This Amendment shall be effective immediately upon its execution and the Rights Agreement shall continue in full force and effect as amended hereby.

               3. This Amendment shall be limited solely to the matters expressly set forth herein and shall not (i) prejudice any right or rights which the Company may now have or may have in the future under or in connection with the Rights Agreement or any instruments or agreements referred to therein or (ii) except to the extent expressed as set forth herein, modify the Rights Agreement or any instruments or agreements referred to therein.

               4. Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned thereto in the Rights Agreement.

               5.   This Amendment may be executed in counterparts.


               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                   CONCURRENT COMPUTER CORPORATION
          ATTEST:

                                   By: /s/ Kevin J. Dell
          By /s/ David A. Jaffe       Name:  Kevin J. Dell
                                      Title: Vice President,
                                             General Counsel and
                                             Secretary

                                   THE FIRST NATIONAL BANK OF BOSTON
          ATTEST:

                                   By: /s/ Gordon C. Stevenson
          By                          Name: Gordon C. Stevenson
                                      Title: Administrative Manager